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                                   EXHIBIT 21

                Subsidiaries of National HealthCare Corporation
                                      (DE)

1.  City Corporation (TN)
2.  Tennessee Management Services Corporation (TN)
3.  Nutritional Support Services, L.P. (TN)
4.  Knoxville Health Care Center, L.P. (TN)
5.  National Healthcare Center of Fort Oglethorpe, L.P. (TN)
6.  NHC Insurance Company (TN)
7.  NHC/Delaware, Inc. (DE)
8.  NHC/OP, L.P.